Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Berliner Communications, Inc.
Blue Bell, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-43032) of Berliner Communications, Inc. of our report dated March 31, 2010, relating to the consolidated financial statements, which appear in the Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Woodbridge, New Jersey
March 31, 2010